Exhibit 99.1


BankAtlantic Bancorp Reports Earnings For The Fourth
Quarter and Full Year 2003 2003 Income from Continuing Operations Increased 101%, 2003 Diluted Earnings Per Share Increased 94%, Levitt Spin-off Completed, Bank Elects to Prepay Selected Federal Home Loan Bank Advances and Terminate Interest Rate Swaps

FORT LAUDERDALE, Florida - January 27, 2004 - BankAtlantic Bancorp, Inc. (NYSE:
BBX), the parent company of BankAtlantic and Ryan Beck & Co., today reported record net income for 2003 of $67.7 million, or $1.08/diluted share, compared to $50.3 million, or $0.81/diluted share in 2002. Results for the year include operations of Levitt Corporation, which was spun off to shareholders on December 31, 2003, and accounted for as a discontinued operation. Excluding the Levitt results, income from continuing operations increased 101% to $38.6 million, up from $19.2 million earned in the 2002 period. Diluted earnings per share from continuing operations increased 94% to $0.62 for 2003, up from $0.32 in 2002.

BankAtlantic Bancorp's spin-off of Levitt Corporation was completed at the close of business on December 31, 2003, and Levitt Corporation (NYSE: LEV) began trading as a separate, publicly held company on January 2, 2004.

For the fourth quarter 2003, net income was $17.6 million, or $0.28/diluted share, compared to $18.1 million, or $0.29/diluted share in the corresponding 2002 quarter. After the effect of the Levitt spin-off, income from continuing operations for the quarter was $7.8 million, compared to $8.8 million earned in the corresponding 2002 quarter. Diluted earnings per share from continuing operations for the quarter were $0.12, compared to $0.14.

Results for the quarter and full year were affected by management's decision to prepay certain fixed rate advances from the Federal Home Loan Bank, which led to after tax charges of $5.8 million ($0.09/share) in the quarter and $7.1 million ($0.11/share) year to date. These high cost fixed-rate funding prepayments involved approximately $140 million for the fourth quarter with an effective rate of 5.35%, and $325 million for the year 2003 with an effective rate of 5.57%. The decision to prepay these advances was made in expectation of a favorable impact in future interest costs. Realization of the expected interest savings is expected to occur within the 2004-2005 timeframe, depending on the future level of short-term interest rates.

Chairman of the Board and Chief Executive Officer Alan B. Levan commented, "BankAtlantic Bancorp experienced excellent results throughout the organization in 2003. The spin-off of Levitt was a milestone for BankAtlantic Bancorp, in that it simplified our business model, and enabled Levitt, which has experienced rapid growth, to independently access the capital markets. It is clear from the reaction of the market to the spin-off that the action was well received. While the spin-off did result in decreased capital ratios at the holding company, with the ratio of tangible equity to tangible assets at an average of 6.65% in the fourth quarter, compared to 8.44% before the effect of the spin-off, both the bank and BankAtlantic Bancorp remain well capitalized. Growth in low cost deposits at BankAtlantic continued at the very high levels we have experienced since inception of our `Florida's Most Convenient Bank' program. Credit quality remained high. Additionally, in the fourth quarter, we were encouraged by a positive movement in the net interest margin. Ryan Beck contributed another good quarter, with a continuation of its favorable trend in financial performance.

Additional accomplishments and highlights include:

"BankAtlantic's `Florida's Most Convenient Bank' initiatives, including seven-day banking, extended weekday branch hours, 24/7 live customer service center, Totally Free Checking, free online banking, Totally Free Change Exchange coin counters, and dozens of additional products and services, continues to produce results that we believe are unprecedented in this market. Since January 2002, BankAtlantic has opened 244,000 new checking and savings accounts, including over 34,000 in the fourth quarter of 2003. The fourth quarter of 2003 marks the eighth consecutive quarter of double-digit growth in new low cost checking and savings account openings. In 2003, new checking (DDA/NOW) and savings account openings were approximately 145,000, compared to 99,000 in 2002, an increase of 46%. As shown in the tables below, balances in low cost deposits increased 34% on a `same branch basis' in the fourth quarter of 2003, to a total of $1.4 billion at quarter-end. Non-interest bearing demand deposits now constitute 21% of deposit funding, up from 16% last year.

The following is the comparative data of New Account Openings:
           DEC      MAR    JUN   SEP    DEC '02MAR   JUNE     SEP    DEC
           '01      '02    '02   '02           '03   '03      '03    '03
Demand               3%           4%            8%             0%
Deposits
% of Total
Deposits   13%      1      14%   1      16%    1     19%      2      21%

Low Cost             9%           2%            0%             3%
Deposits*
% of Total
Deposits   26%      2      30%   3      35%    4     41%      4      45%

Low Cost Deposit
Growth* "Same Branch
Year-over-Year
Change**
                    15%    23%   30%    30%    31%   33%      36%    34%

Effective            38%          45%           33%            18%
rate,
Low Cost
Deposits*           .      .49%  .      .35%   .     .28%     .      .18%

*DDA and NOW Checking plus Savings comprise Low Cost Deposits **Includes Branches open for 2 years or more

"Commercial, small business, and consumer loan demand remained strong. For the full year, average loans grew 11%, average residential loans increased 15%, average commercial real estate loans rose 7%, and average consumer and small business loans increased 19%.

"The Bank's trends in credit quality remained favorable during the fourth quarter, as the ratio of non-performing loans to total loans declined to 0.25% at year-end, 2003 vs. 0.28% at September 30, 2003 and 0.55% at year-end, 2002. The ratio of total non-performing assets to total loans and other real estate declined to 0.33% at year-end 2003 vs. 0.53% at September 30, 2003 and 0.83% at year-end, 2002. Net charge-offs for 2003 were $1.1 million vs. $19.8 million for 2002. For 2003, the ratio of net charge-offs to average outstanding loans declined to 0.03% versus 0.57% for 2002. This necessitated a negative provision for loan losses of $1.8 million and $0.5 million for the current quarter and full year, respectively. Also, because of lower charge-off expectations inherent in our loan portfolio, the ratio of the allowance for loan losses to total loans outstanding decreased to 1.22% from 1.40% at last year-end. However, the ratio of the allowance to non-performing assets increased to 355% from 160% at year-end, 2002. Reflecting the success of our strong emphasis on credit quality, the ratios of non-performing loans, non-performing assets, and net charge-offs have improved for the third straight year.

"The net interest margin at BankAtlantic for the fourth quarter improved somewhat from the third quarter, 2003, rising to 3.39% from 3.10%. For the year, the margin declined to 3.28% from 3.52%. The margin improvement in the current quarter resulted from several factors, including a slowing in prepayments of mortgages, the growth in low cost deposits, and the effects of the prepayments of the FHLB advances and the termination of interest rate swaps.

"Ryan Beck & Co. had record operating revenues in 2003 of $221.4 million, an increase of 57% over 2002. Fourth quarter operating revenues were a record $59.3 million, an increase of 33% compared to the fourth quarter of 2002, and business segment income from continuing operations rose 325% to a record $4.0 million vs. $0.9 million in the 2002 quarter. Expenses for the current quarter include a $1.7 million charge resulting from a NASD arbitration ruling in a case involving a claim by another firm related to Ryan Beck's hiring of staff. For the full year 2003, Ryan Beck business segment income from continuing operations rose to $9.6 million following a loss in 2002.

"Each of Ryan Beck's major business units had strong results for the quarter indicating a continued pattern of improved revenue mix. For the quarter, revenues of the Private Client Group rose to $40.7 million, an increase of 19% vs. the comparable 2002 period. Trading revenues rose to $5.3 million, an increase of 15% vs. the comparable 2002 period. Investment-banking revenues rose to $8.2 million, an increase of 204% vs. the comparable 2002 period."
                              Financial Highlights

              Fourth Quarter, 2003 Compared to Fourth Quarter, 2002 BankAtlantic Bancorp - consolidated results from continuing operations
                    (excluding the results for Levitt Corp.):
o Income from continuing operations of $7.8 million vs. $8.8 million, a decrease of 11%. Included in the 2003 period is the after-tax cost of $5.8 million associated with the prepayment of advances from the Federal Home Loan Bank.
o        Return (from continuing operations) on tangible equity was 7.23% vs.
         9.59%. Excluding the cost of termination of the Federal Home Loan Bank advances, and adjusting for the decrease in equity resulting from the Levitt spin-off, return on tangible equity would be 17.20% for the current period.
o Book value per share, adjusted for the Levitt spin-off, rose to $6.98.

BankAtlantic:
o Business segment net income of $7.8 million vs. $11.9 million. Included in the 2003 period is the after-tax cost of $5.8 million associated with the termination of advances from the Federal Home Loan Bank.
o Return on tangible assets was 0.68% vs. 0.95%. Excluding the cost of termination of the Federal Home Loan Bank advances, return on tangible assets would be 1.18% for the current period.
o Return on tangible equity was 7.69% vs. 12.54%. Excluding the cost of termination of the Federal Home Loan Bank advances, return on tangible equity would be 13.36% for the current period.
o Net interest margin decreased to 3.39% for the current period.
o Non-interest income was $16.9 million vs. $17.1 million. Included in the current period is a $1.6 million loss on termination of interest rate swap positions. Included in last year's fourth quarter is a $2.1 million gain associated with the sale of a commercial loan.
o Non-interest expense grew to $45.5 million vs. $35.5 million. Included in the 2003 period is the pre-tax cost of $8.9 million ($5.8 million after-tax) associated with the prepayment of advances from the Federal Home Loan Bank mentioned above.

Ryan Beck & Co:
o Business segment net income from continuing operations increased to $4.0 million vs. $0.9 million. o Return (from continuing operations) on tangible equity was 22.43% vs. 6.33%.

Full Year 2003 Compared to 2002:  BankAtlantic  Bancorp -  consolidated  results from continuing operations
                    (excluding the results for Levitt Corp.)
o Income from continuing operations of $38.6 million vs. $19.2 million, an increase of 101%. Included in 2003 is the after-tax cost of $8.2 million associated with the prepayment of advances from the Federal Home Loan Bank and other debt redemption. Included in 2002 are the after-tax costs totaling $19.6 million associated with debt redemption, impairment of equity securities and expenses related to the acquisition of certain assets of Gruntal & Co.
o        Diluted earnings per share from continuing operations of $0.62 vs.
         $0.32, an increase of 94%. The negative effects of advance prepayments and other debt redemption, the impairment of equity, and the Gruntal asset acquisition were $0.13 and $0.31, for 2003 and 2002, respectively.
o        Return (from continuing operations) on tangible equity was 9.49% vs.
         5.38%. Excluding the negative effects of the items mentioned above, and adjusting for the decrease in equity resulting from the Levitt spin-off, the return on tangible equity was 15.67% and 14.28%, for 2003 and 2002, respectively.

BankAtlantic:
o Business segment net income of $42.1 million vs. $45.1 million, a decrease of 7%. Included in the 2003 results is the after-tax cost of $7.1 million associated with the termination of advances from the Federal Home Loan Bank.
o Return on tangible assets was 0.86% vs. 0.92%. Excluding the cost of termination of the Federal Home Loan Bank advances, return on tangible assets would be 1.00% for 2003.
o Return on tangible equity was 10.62% vs. 12.37%. Excluding the cost of termination of the Federal Home Loan Bank advances, return on tangible equity would be 12.41%.
o Total average loans grew to $3.857 billion, vs. $3.473 billion, an increase of 11%. o Average Residential loans increased to $1.640 billion vs. $1.429 billion, an increase of 15%. o Average Commercial real estate loans increased to $1.611 billion vs. $1.501 billion, an increase of 7%. o Average Consumer loans increased to $316 million vs. $253 million, an increase of 25%. o Net interest margin decreased to 3.28% from 3.52%. o Non-interest income grew to $70.7 million vs. $53.3 million, an increase of 33%. o Non-interest expense grew to $161.6 million vs. $134.4 million. Included in the 2003 period is the pre-tax cost of $10.9 million ($7.1 million after-tax) associated with the termination of advances from the Federal Home Loan Bank.

Ryan Beck & Co:
o Business segment net income from continuing operations was $9.6 million vs. a loss of $2.5 million. Excluding expenses related to the Gruntal asset acquisition in 2002, segment net income was $9.6 million vs. $1.7 million.
     o Return (from continuing operations) on tangible equity was 13.51% in 2003, compared to a loss in 2002.

                                                                 * * *

BankAtlantic Bancorp's Fourth Quarter and Full Year 2003 earnings results press release, financial summary, press release graphs, and the Supplemental Financials (extensive business segment financial data), are available on BankAtlantic Bancorp's website: www.BankAtlanticBancorp.com.
o To view this press release online, access the "Press Room."
o To view the financial summary, access the "Investor Relations" section and click on the "Quarterly Financials" navigation link.
o To view the accompanying press release graphs, click o www.BankAtlanticBancorp.com/4Q2003Graphs, or access the "Investor Relations" section and click on the "Quarterly Financials" navigation link.
o To view the Supplemental Financials, access the "Investor Relations" section and click on the "Supplemental Financials" navigation link. The Supplemental Financials include segment information. Operating segments are defined as components of an enterprise about which separate financial information is available that is regularly reviewed by the chief operating decision maker in deciding how to allocate resources and assessing performance. The information provided for segment reporting is based on internal reports utilized by management.

Copies of BankAtlantic Bancorp's Fourth Quarter and Full Year 2003 earnings results press release and financial summary, press release graphs, and the Supplemental Financials are also available upon request via fax, email, or postal service, by contacting BankAtlantic Bancorp's Investor Relations department using the contact information listed below.

BankAtlantic Bancorp will host an investor and media teleconference call and webcast on Wednesday, January 28, 2004 at 10:30 a.m. EST.

Teleconference Call: To access the teleconference call in the U.S. and Canada, the toll-free number to call is 1-800-968-8156. International calls may be placed to 706-634-5752. Domestic and international callers may reference PIN number 4682613. A replay of the teleconference call will be available beginning two hours after the call's completion through 5:00 p.m., February 25, 2004. To access the replay option in the U.S. and Canada, the toll-free number to call is 1-800-642-1687. International calls for the replay may be placed to 706-645-9291. The replay digital PIN number for both domestic and international calls is: 4682613. Webcast: Individuals may listen to the live and/or archived webcast of the teleconference call. To listen to the live and/or archived webcast of the teleconference call, visit www.BankAtlanticBancorp.com, access the "Investor Relations" section and click on the "Webcast" navigation link. The archive of the teleconference call will be available through 5:00 p.m., March 31, 2004.

About BankAtlantic Bancorp:

BankAtlantic Bancorp (NYSE: BBX) is a diversified financial services holding company and the parent company of BankAtlantic, and Ryan Beck & Co. Through these subsidiaries, BankAtlantic Bancorp provides a full line of products and services encompassing consumer and commercial banking, brokerage and investment banking.

BankAtlantic, "Florida's Most Convenient Bank," is one of the largest financial institutions headquartered in Florida and provides a comprehensive offering of banking services and products via its broad network of community branches throughout Florida and its online banking division - BankAtlantic.com. BankAtlantic has 73 branch locations and operates more than 190 conveniently located ATMs. BankAtlantic is open 7 days a week and offers holiday hours, extended weekday hours, Totally Free Change Exchange coin counters, 24/7 call center service, and free retail and business checking with a free gift.

                    Seven-Day Banking - Monday through Sunday
o Extended branch lobby hours are 8:30 am - 5:00 pm, Monday through Wednesday, and 8:30 am - 8:00 pm, Thursday and Friday. o Extended drive-thru hours are 7:30 am - 8:00 pm, Monday through Friday. o Saturday branch lobby hours are 8:30 am - 3:00 pm, and drive-thru hours are 7:30 am - 6:00 pm. o Sunday branch lobby hours are 11:00 am - 4:00 pm, and drive-thru hours are 11:00 am - 4:00 pm.

Ryan Beck & Co. is a full-service broker dealer engaging in underwriting, market making, distribution, and trading of equity and debt securities. The firm also provides money management services, general securities brokerage, including financial planning for the individual investor, consulting and financial advisory services to financial institutions and middle market companies. Ryan Beck & Co. also provides independent research in the financial institutions, healthcare, technology, and consumer product industries. Ryan Beck & Co. has approximately 500 financial consultants located in 33 offices nationwide.

For further information, please visit our websites:
www.BankAtlanticBancorp.com
www.BankAtlantic.com
www.RyanBeck.com

* To receive future BankAtlantic Bancorp news releases or announcements directly via Email, please click on the Email Broadcast Sign Up button on:
www.BankAtlanticBancorp.com

BankAtlantic Bancorp Contact Info:
Investor Relations:
Contact: Leo Hinkley, Vice President
Phone: (954) 760-5317
Fax: (954) 760-5415
Email: InvestorRelations@BankAtlanticBancorp.com.  Mailing Address: BankAtlantic
     Bancorp, Investor Relations, 1750 East Sunrise Blvd., Fort Lauderdale, FL 33304
Corporate Communications:
Contact: Sharon Lyn, Assistant Vice President
Phone: (954) 760-5402
Fax: (954) 760-5415
Email: CorpComm@BankAtlanticBancorp.com

BankAtlantic, "Florida's Most Convenient Bank," Contact Info:
Public Relations:
Contact: Hattie Harvey, Public Relations Manager
Phone: (954) 760-5383
Fax: (954) 760-5108
Email: HHarvey@BankAtlantic.com.

Public Relations for BankAtlantic:
Boardroom Communications
Contact: Caren Berg
Phone: (954) 370-8999
Fax (954) 370-8892
Email: Caren@Boardroompr.com

                                                                 # # #

Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that involve substantial risks and uncertainties. When used in this press release and in any documents incorporated by reference herein, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify certain of such forward-looking statements. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of BankAtlantic Bancorp, Inc. ("the Company") and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company's control. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, products and services; credit risks and loan losses, and the related sufficiency of the allowance for loan losses; changes in interest rates and the effects of, and changes in, trade, monetary and fiscal policies and laws; adverse conditions in the stock market, the public debt market and other capital markets and the impact of such conditions on our activities and the value of our assets; BankAtlantic's seven-day banking initiative and other growth initiatives not being successful or producing results which do not justify their costs; the impact of periodic testing of goodwill and other intangible assets for impairment; as well as achieving the benefits of the prepayment of the Federal Home Loan Bank advances. Further, this press release contains forward-looking statements with respect to Ryan Beck & Co., which are subject to a number of risks and uncertainties including but not limited to the risks and uncertainties associated with its operations, products and services, changes in economic or regulatory policies, the volatility of the stock market and fixed income markets, as well as its revenue mix, the success of new lines of business, uncertainties associated with the Gruntal litigation; and additional risks and uncertainties that are subject to change and may be outside of Ryan Beck's control. In addition to the risks and factors identified above, reference is also made to other risks and factors detailed in reports filed by the Company with the Securities and Exchange Commission. The Company cautions that the foregoing factors are not exclusive.


Summary of Selected Financial Data (unaudited)


     (in thousands except share data
       and ratios)                           For The Three Months Ended
                                          12/31/2003  09/30/2003  06/30/2003

   Current Earnings:
      Net income (GAAP basis)                 17,642      18,508      17,209
      Income from continuing      (note 1)
       operations (GAAP basis)                $7,826      10,144       9,809
      Operating net income        (note 2)
                                             $13,582      11,470      10,880

   Average Common Shares Outstanding:
      Basic                               58,891,273  58,646,254  58,321,020
      Diluted                             61,852,217  61,343,946  61,898,924

   Key Performance Ratios (GAAP basis):
      Basic earnings per share                  0.30        0.32        0.30
      Diluted earnings per share *              0.28        0.30        0.28
      Basic earnings per share from
       continuing operations                   $0.13        0.17        0.17
      Diluted earnings per share from
       continuing operations *                 $0.12        0.16        0.16
      Return on average tangible
       assets from cont ops       (note 3)  %   0.61        0.74        0.69
      Return on average tangible
       equity from cont ops       (note 3)  %   7.23        9.77        9.91

   Key Performance Ratios (Operating
    basis):
      Basic earnings per share                 $0.23        0.20        0.19
      Diluted earnings per share *             $0.22        0.19        0.18
      Return on average tangible
       assets from cont ops      (note 3,4) %   1.14        0.89        0.81
      Return on average tangible
       equity from cont ops      (note 3,4) %  17.20       15.23       15.09

   * Diluted earnings per share
    calculation adds back
     interest expense  net of tax on
      convertible securities, if
      dilutive                                   $--          --         129
     Subsidiaries stock options, if
      dilutive                                  (104)        (83)        (27)

   Average Balance Sheet Data:
      Assets                              $5,221,228   5,579,697   5,787,226
      Tangible assets          (note 3)   $5,132,341   5,490,370   5,696,656
      Tangible assets excluding
       Levitt                  (note 3)   $4,751,321   5,141,183   5,371,749
      Loans                               $3,698,377   3,942,124   3,983,528
      Investments                           $773,271     901,283   1,087,937
      Deposits and escrows                $3,032,170   2,951,536   2,925,061
      Stockholders' equity                  $521,393     503,274     480,115
      Tangible stockholders'
       equity                  (note 3)     $433,103     415,294     396,050
      Tangible stockholders'
       equity excluding Levitt (note 3)     $315,808     301,310     288,452



            BankAtlantic Bancorp, Inc. and Subsidiaries
          Summary of Selected Financial Data (unaudited)

                                            For The Three Months Ended
         (in thousands except share data and ratios)
                                                03/31/2003        12/31/2002

   Current Earnings:
      Net income (GAAP basis)                       14,358            18,066
      Income from continuing
       operations (GAAP basis)  (note 1)            10,818             8,759
      Operating net income      (note 2)            10,818             9,712

   Average Common Shares Outstanding:
      Basic                                     58,171,621        58,085,481
      Diluted                                   64,250,488        64,188,382

   Key Performance Ratios (GAAP basis):
      Basic earnings per share                        0.25              0.31
      Diluted earnings per share *                    0.23              0.29
      Basic earnings per share from
       continuing operations                          0.19              0.15
      Diluted earnings per share from
       continuing operations *                        0.17              0.14
      Return on average tangible
       assets from cont ops      (note 3)             0.80              0.64
      Return on average tangible
       equity from cont ops      (note 3)            11.31              9.59

   Key Performance Ratios (Operating
    basis):
      Basic earnings per share                        0.19              0.17
      Diluted earnings per share *                    0.17              0.16
      Return on average tangible
       assets from cont ops       (note 3,4)          0.85              0.75
      Return on average tangible
       equity from cont ops       (note 3,4)         15.40             14.49

   * Diluted earnings per share
    calculation adds back
     interest expense  net of tax on
      convertible securities, if dilutive              440               440
     Subsidiaries stock options, if
      dilutive                                         (47)              (14)

   Average Balance Sheet Data:
      Assets                                     5,491,930         5,552,458
      Tangible assets             (note 3)       5,399,787         5,459,454
      Tangible assets excluding
       Levitt                     (note 3)       5,090,888         5,163,952
      Loans                                      3,633,446         3,602,605
      Investments                                1,131,737         1,207,985
      Deposits and escrows                       2,851,626         2,970,904
      Stockholders' equity                         464,712           456,579
      Tangible stockholders'
       equity                     (note 3)         382,487           365,469
      Tangible stockholders' equity
       excluding Levitt           (note 3)         281,053           268,020




            BankAtlantic Bancorp, Inc. and Subsidiaries
          Summary of Selected Financial Data (unaudited)



    (in thousands except share data
     and ratios)                                     For The Years Ended
                                                12/31/2003        12/31/2002

   Current Earnings:
      Net income (GAAP basis)                       67,717            50,335
      Income from continuing
       operations (GAAP basis)    (note 1)          38,597            19,150
      Operating net income        (note 2)          46,750            38,799

   Average Common Shares Outstanding:
      Basic                                     58,509,894        57,997,556
      Diluted                                   62,354,430        64,400,725

   Key Performance Ratios (GAAP basis):
      Basic earnings per share                        1.16              0.87
      Diluted earnings per share *                    1.08              0.81
      Basic earnings per share from
       continuing operations                          0.66              0.33
      Diluted earnings per share from
       continuing operations *                        0.62              0.32
      Return on average tangible
       assets from cont ops       (note 3)            0.71              0.36
      Return on average tangible
       equity from cont ops       (note 3)            9.49              5.38

   Key Performance Ratios (Operating basis):
      Basic earnings per share                        0.80              0.67
      Diluted earnings per share *                    0.75              0.63
      Return on average tangible
       assets from cont ops       (note 3,4)          0.92              0.77
      Return on average tangible
       equity from cont ops       (note 3,4)         15.67             14.28

   * Diluted earnings per share
    calculation adds back
     interest expense  net of tax on
      convertible securities, if dilutive              569             1,760
     Subsidiaries stock options, if
      dilutive                                        (251)              (24)

   Average Balance Sheet Data:
      Assets                                     5,522,121         5,410,030
      Tangible assets             (note 3)       5,431,901         5,331,769
      Tangible assets excluding
       Levitt                     (note 3)       5,090,898         5,066,257
      Loans                                      3,814,857         3,430,387
      Investments                                  972,389         1,324,938
      Deposits and escrows                       2,940,624         2,854,870
      Stockholders' equity                         492,500           434,380
      Tangible stockholders'
       equity                     (note 3)         406,837           356,271
      Tangible stockholders' equity
       excluding Levitt           (note 3)         298,367           271,673

   Notes:

   (1) GAAP basis income from continuing operations is defined as income from continuing operations in accordance with generally accepted accounting principles.
   (2) Operating net income is defined as GAAP income from continuing operations adjusted for restructuring charges and write downs, costs associated with debt redemptions, loss on mutual funds associated with the acquired Gruntal deferred compensation plan, acquisition and conversion related charges and impairment of equity securities, net of tax.
   (3) Average tangible assets is defined as average total assets less average goodwill and core deposit intangibles. Average tangible stockholders' equity is defined as average total stockholders' equity less average goodwill, core deposit intangibles and other comprehensive income.
   (4) Return on average tangible assets and equity are calculated excluding Levitt Corporation's assets and equity for comparability.

   ** Operating net income is not prepared in accordance with GAAP and this non-GAAP financial measure should not be construed as being superior to GAAP.



        BankAtlantic Bancorp, Inc. and Subsidiaries
     Consolidated Statements of Operations (unaudited)


                                           For The Three Months Ended
                        (in thousands)    12/31/2003  09/30/2003  06/30/2003

   INTEREST INCOME:
     Interest and fees on loans and
      leases                                 $49,130      51,213      54,791
     Interest on securities available
      for sale                                 3,372       4,598       7,686
     Interest and dividends on
      investment and
       trading securities                      7,833       7,545       7,344
         Total interest income                60,335      63,356      69,821
   INTEREST EXPENSE:
     Interest on deposits                      7,504       7,758       9,758
     Interest on advances from FHLB           11,667      15,025      15,291
     Interest on short-term borrowed
      funds                                      289         558       1,248
     Interest on long-term debt                4,882       4,802       5,131
     Capitalized interest on real estate
      developments                              (312)       (286)       (256)
         Total interest expense               24,030      27,857      31,172
   NET INTEREST INCOME                        36,305      35,499      38,649
   Provision (recovery) for loan losses       (1,811)     (1,076)      1,490
   NET INTEREST INCOME AFTER PROVISION        38,116      36,575      37,159
   NON-INTEREST INCOME:
     Service charges on deposits              11,481      10,925       9,605
      Other service charges and fees            4,704       4,625       6,071
     Broker/dealer revenue and other
      commissions                             55,566      49,992      50,565
     Securities activities, net               (1,582)       (336)        (19)
     Impairment of securities                     --          --          --
     Gain on sales of loans                      108          10           1
     Income from real estate operations          354          66       4,136
     Income from unconsolidated
      subsidiaries                               119         106         118
     Other                                     2,492       2,405       2,125
         Total non-interest income            73,242      67,793      72,602
   NON-INTEREST EXPENSES:
     Employee compensation and benefits       56,795      55,318      57,415
     Occupancy and equipment                  10,522      10,161       9,615
     Advertising and promotion                 3,110       2,989       3,819
     Professional fees                         5,243       4,239       3,715
     Communications                            2,917       2,821       4,216
     Floor broker and clearing fees            2,506       2,327       2,236
     Other                                     7,391       8,588      11,826
     Restructuring and acquisition
      charges                                    --          --          --
     Cost associated with debt
      redemption                               8,855       2,040       1,648
         Total non-interest expenses          97,339      88,483      94,490
   Income from continuing operations
    before income
     taxes                                    14,019      15,885      15,271
   Provision for income taxes                  6,193       5,741       5,462
   Income from continuing operations           7,826      10,144       9,809

   Discontinued operations, net of tax *       9,816       8,364       7,400
   Extraordinary items, net of tax               --          --          --
   Cumulative accounting change, net of
    tax                                          --          --          --
   GAAP net income             (note 1)      $17,642      18,508      17,209

   Reconciliation of Operating and GAAP
    Income from continuing operations
   GAAP income from continuing
    operations                                $7,826      10,144       9,809
   Restructuring and acquisition charges         --          --          --
   Costs associated with debt redemption       5,756       1,326       1,071
   Loss on mutual funds associated with
    acquired
     Gruntal deferred compensation plan           --          --          --
   Impairment of securities available
    for sale                                      --          --          --
   Operating net income        (note 2)      $13,582      11,470      10,880


   * Primarily Levitt Corporation.



        BankAtlantic Bancorp, Inc. and Subsidiaries
     Consolidated Statements of Operations (unaudited)


                                                 For The Three Months Ended
         (in thousands)                        03/31/2003         12/31/2002

   INTEREST INCOME:
     Interest and fees on loans and
      leases                                       53,540             56,086
     Interest on securities available
      for sale                                      8,657              8,214
     Interest and dividends on
      investment and
       trading securities                           7,368              9,208
         Total interest income                     69,565             73,508
   INTEREST EXPENSE:
     Interest on deposits                          11,169             14,256
     Interest on advances from FHLB                15,316             15,960
     Interest on short-term borrowed
      funds                                           819                744
     Interest on long-term debt                     4,421              5,503
     Capitalized interest on real
      estate developments                            (339)               --
         Total interest expense                    31,386             36,463
   NET INTEREST INCOME                             38,179             37,045
   Provision (recovery) for loan losses               850              3,291
   NET INTEREST INCOME AFTER PROVISION             37,329             33,754
   NON-INTEREST INCOME:
     Service charges on deposits                    8,558              9,245
     Other service charges and fees                 3,918              3,841
     Broker/dealer revenue and other
      commissions                                  51,665             41,468
     Securities activities, net                       384                (27)
     Impairment of securities                          --               (342)
     Gain on sales of loans                             3              2,066
     Income from real estate operations             1,086                --
     Income from unconsolidated
      subsidiaries                                     82                643
     Other                                          2,381              2,195
         Total non-interest income                 68,077             59,089
   NON-INTEREST EXPENSES:
     Employee compensation and benefits            57,412             46,829
     Occupancy and equipment                        9,738             10,436
     Advertising and promotion                      2,807              3,267
     Professional fees                              3,115              2,038
     Communications                                 3,829              3,155
     Floor broker and clearing fees                 2,158              2,462
     Other                                          9,501              8,639
     Restructuring and acquisition
      charges                                         --                 --
     Cost associated with debt
      redemption                                      --               3,125
         Total non-interest expenses               88,560             79,951
   Income from continuing operations
    before income
     taxes                                         16,846             12,892
   Provision for income taxes                       6,028              4,133
   Income from continuing operations               10,818              8,759

   Discontinued operations, net of tax*             3,540              9,307
   Extraordinary items, net of tax                    --                 --
   Cumulative accounting change, net of tax           --                 --
   GAAP net income                (note 1)         14,358             18,066

   Reconciliation of Operating and GAAP
    Income
     from continuing operations
   GAAP income from continuing
    operations                                     10,818              8,759
   Restructuring and acquisition
    charges                                            --             (1,300)
   Costs associated with debt
    redemption                                         --              2,031
   Loss on mutual funds associated with
    acquired
     Gruntal deferred compensation plan                --                 --
   Impairment of securities available
    for sale                                           --                222
   Operating net income           (note 2)         10,818              9,712


   * Primarily Levitt Corporation.


        BankAtlantic Bancorp, Inc. and Subsidiaries
     Consolidated Statements of Operations (unaudited)

                                                    For the Years Ended
                        (in thousands)          12/31/2003       12/31/2002

   INTEREST INCOME:
     Interest and fees on loans and
      leases                                       208,674           223,589
     Interest on securities available
      for sale                                      24,313            42,406
     Interest and dividends on
      investment and
       trading securities                           30,090            39,611
         Total interest income                     263,077           305,606
   INTEREST EXPENSE:
     Interest on deposits                           36,189            62,777
     Interest on advances from FHLB                 57,299            62,412
     Interest on short-term borrowed
      funds                                          2,914             6,546
     Interest on long-term debt                     19,236            19,375
     Capitalized interest on real
      estate developments                           (1,193)              --
         Total interest expense                    114,445           151,110
    NET INTEREST INCOME                             148,632           154,496
   Provision (recovery) for loan losses               (547)           14,077
   NET INTEREST INCOME AFTER PROVISION             149,179           140,419
   NON-INTEREST INCOME:
     Service charges on deposits                    40,569            26,479
     Other service charges and fees                 19,318            14,087
     Broker/dealer revenue and other
      commissions                                  207,788           130,738
     Securities activities, net                     (1,553)            8,578
     Impairment of securities                          --            (18,801)
     Gain on sales of loans                            122             1,840
     Income from real estate operations              5,642               --
     Income from unconsolidated
      subsidiaries                                     425             1,293
     Other                                           9,403             7,535
         Total non-interest income                 281,714           171,749
   NON-INTEREST EXPENSES:
     Employee compensation and benefits            226,940           166,979
     Occupancy and equipment                        40,036            39,196
     Advertising and promotion                      12,725            10,447
     Professional fees                              16,312             7,527
     Communications                                 13,783            10,152
     Floor broker and clearing fees                  9,227             8,192
     Other                                          37,306            32,417
     Restructuring and acquisition
      charges                                          --              5,932
     Cost associated with debt
      redemption                                    12,543             3,125
         Total non-interest expenses               368,872           283,967
   Income from continuing operations
    before income
     taxes                                          62,021            28,201
   Provision for income taxes                       23,424             9,051
   Income from continuing operations                38,597            19,150

   Discontinued operations, net of tax*             29,120            22,543
   Extraordinary items, net of tax                     --             23,749
   Cumulative accounting change, net of tax            --            (15,107)
   GAAP net income               (note 1)           67,717            50,335

   Reconciliation of Operating and GAAP
    Income
     from continuing operations
   GAAP income from continuing
    operations                                      38,597            19,150
   Restructuring and acquisition
    charges                                            --              3,905
   Costs associated with debt
    redemption                                       8,153             2,031
   Loss on mutual funds associated with
    acquired                                           --
     Gruntal deferred compensation plan                --              1,493
   Impairment of securities available
    for sale                                           --             12,220
   Operating net income          (note 2)           46,750            38,799


   * Primarily Levitt Corporation.




                  BankAtlantic Bancorp, Inc. and Subsidiaries
           Consolidated Statements of Financial Condition (unaudited)



     (In thousands, except share data)          12/31/2003         12/31/2002

   ASSETS
   Cash and due from depository
    institutions                                  $119,882           200,600
   Securities purchased under resell
    agreements and federal funds                        --            50,145
   Securities available for sale (at fair value)   358,511           707,858
   Securities owned (at fair value)                124,565           186,454
   Investment securities and tax
    certificates (approximate fair
    value:  $192,706 and $212,698)                 192,706           212,240
   Loans receivable, net of allowance
    for loan losses of $45,595 and $48,022       3,686,153         3,372,630
   Federal Home Loan Bank stock, at cost
    which approximates fair value                   40,325            64,943
   Accrued interest receivable                      27,866            33,984
   Real estate held for development and sale        21,803           200,186
   Investments and advances in
    unconsolidated subsidiaries                      7,910           112,596
   Office properties and equipment, net             93,577            92,699
   Deferred tax asset, net                          22,999            35,316
   Goodwill                                         76,674            78,612
   Core deposit intangible asset                    11,985            13,757
   Other assets                                     46,593            58,991
            Total assets                        $4,831,549         5,421,011
   LIABILITIES AND STOCKHOLDERS' EQUITY
   Liabilities:
   Deposits
     Interest free checking                       $645,036           462,718
     NOW accounts                                  533,888           399,985
     Savings accounts                              208,966           163,641
     Insured money fund savings                    865,590           775,175
     Certificate accounts                          804,662         1,119,036
   Total deposits                                3,058,142         2,920,555
   Advances from FHLB                              782,205         1,297,170
   Securities sold under agreements to
    repurchase                                     138,809           116,279
   Subordinated debentures, notes and
    bonds payable                                   36,595           193,816
   Guaranteed preferred beneficial
    interests in Company's Junior
     Subordinated Debentures                            --           180,375
   Junior subordinated debentures                  263,266                --
   Securities sold not yet purchased                37,813            38,003
   Due to clearing agent                             8,583            78,791
   Other liabilities                                92,684           126,688
            Total liabilities                    4,418,097         4,951,677
   Stockholders' equity:
   Preferred stock, $.01 par value,
    10,000,000 shares authorized;
     none issued and outstanding                        --                --
   Class A common stock, $.01 par value,
    authorized 80,000,000 shares;
      issued and outstanding 54,396,824
       and 53,441,847 shares                           544               534
   Class B common stock, $.01 par value,
    authorized 45,000,000 shares;
      issued and outstanding 4,876,124
       and 4,876,124 shares                             49                49
   Additional paid-in capital                      259,770           252,699
   Unearned compensation - restricted
    stock grants                                    (1,178)           (1,209)
   Retained earnings                               148,311           213,692
   Total stockholders' equity before
    accumulated other comprehensive
    income                                         407,496           465,765
   Accumulated other comprehensive
    income                                           5,956             3,569
            Total stockholders' equity             413,452           469,334
            Total liabilities and
             stockholders' equity               $4,831,549         5,421,011